Exhibit 99

MEDIA CONTACT:
Peggy A. Palter
(847) 286-8361

FOR IMMEDIATE RELEASE:
January 10, 2002

SEARS PRELIMINARY FOURTH QUARTER EARNINGS INCREASE 11 PERCENT

Comparable Full-Year EPS Expected To Be $4.22;
December Comparable Store Sales Decrease 2.4 Percent

HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. (NYSE: S) today announced preliminary fourth quarter and full-year 2001 earnings. The company anticipates that earnings per share, excluding non-comparable items, for the fourth fiscal quarter of 2001, ended December 29, will increase by 11 percent to approximately $2.02, versus $1.82 in the fourth quarter of last year. For the full-year 2001, earnings per share, excluding non-comparable items, will be approximately $4.22, essentially flat with comparable 2000 earnings per share of $4.21.

In the fourth quarter, the domestic Retail and Related Services business achieved earnings growth over the prior year driven by gross margin expansion and lower operating expenses. "Our profit improvement initiatives continue to yield benefits," said Chairman and Chief Executive Officer Alan J. Lacy. "The fourth quarter represents the third consecutive quarter of gross margin expansion along with continued tight management of operating expenses in our core retail operations."

The Credit and Financial Products segment delivered very strong operating profit growth in the fourth quarter. "We continue to be pleased with the improving trends in the balance and revenue growth in our credit business," said Lacy. "In addition, portfolio quality remains solid, with delinquency levels flat compared to the prior year period."

Non-comparable items

Fourth quarter 2001 reported financial results are expected to include a one-time, after-tax charge of approximately $163 million, or $0.50 per share. The charge primarily consists of severance costs related to staff reductions at the company's headquarters and store operations, costs related to exiting certain product categories, and costs related to the Exide battery litigation settlement. Full-year 2001 non-comparable items include one-time, after-tax charges of $676 million, or $2.06 per share. The first quarter of 2001 also included net securitization income of $26 million, or $0.08 per share.

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SEARS/Add One

Non-comparable items in the fourth quarter of 2000 included net securitization income of $30 million, or $0.09 per share, as well as net special charges of $197 million, or $0.59 per share, related to store closures and impairment charges related to the Sears Termite and Pest Control business. Full-year 2000 non-comparable items included net securitization income of $82 million, or $0.24 per share, as well as the special charges of $197 million, or $0.57 per share.

Reported earnings per share, after the charges previously described, for the fourth quarter and full-year 2001 are anticipated to be $1.52 and $2.24, respectively.

The company expects to release fourth quarter earnings on Thursday, January 17.

December 2001 comparable store sales

The company also announced today that total domestic store revenues for the five weeks ending January 5, 2002 were $4.18 billion, a 1.6 percent decrease compared to the five weeks ending January 6, 2001. Comparable domestic store revenues decreased 2.4 percent.

"As anticipated, the month of December and the holiday season were challenging due to the continued weak economy," said Lacy. "We were pleased, though, that our December sales results were at the upper end of our expectations." Lacy stated that results were solid in its core home appliance business. Sales were particularly strong in big screen and projection TVs, and home fitness products. In softlines, Sears' home fashions business continued its strong momentum and women's ready-to-wear apparel business posted a slight increase. In off-mall formats, dealer stores posted a strong sales increase, and hardware store sales also increased.

	Sears, Roebuck and Co.
	5 Weeks	48 Weeks
2001 Domestic Store Revenues	$ 4,184,100,000	$27,824,400,000
2000 Domestic Store Revenues	4,251,500,000	28,359,500,000
Percent Change	-1.6%	-1.9%
Comparable Domestic Stores Percent Change	-2.4%	-2.5%

2002 Outlook

"We are pleased with our strong finish to 2001 and anticipate that we will continue to see the benefits of our merchandising, gross margin and productivity initiatives throughout 2002. Our preliminary guidance for 2002 is for comparable earnings per share to increase in the range of 13 to 15 percent," said Lacy.

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SEARS/Add Two

Forward-Looking Statements

This release contains projections regarding fourth quarter and full year performance which are "forward-looking statements." Such projections are based on preliminary estimates regarding fourth quarter costs and expenses; assumptions about normal year-end accounting and valuation adjustments; and similar uncertainties. This release also contains a 2002 Outlook, which is also a "forward looking statement, based on assumptions about the future which are subject to risks and uncertainties, such as competitive conditions in retail, the effects of the current economic climate and consumer confidence, changes in interest rates, delinquency and charge-off trends in the credit card receivables portfolio, the successful execution of and customer reactions to the company's strategic initiatives, and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patters, which are difficult to forecast with certainty. While the company believes its forecasts and assumptions are reasonable, it cautions that actual results may differ materially. The company intends the forward-looking statement in this release to speak only as of the time of this release and does not undertake to update or revise this projection as more information becomes available.

About Sears

Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenue of more than $40 billion. The company serves families in the U.S. through Sears stores nationwide, including approximately 860 full-line stores. Sears also offers a wide variety of online offerings accessible through its Web site, http://www.sears.com . The company makes available by phone a recorded message on sales performance of its domestic stores. The message is updated weekly and can be heard by calling (847) 286-6111.

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